Exhibit 99.2

Q3 2003 HEALTH NET, INC.

EARNINGS CONFERENCE CALL

NOVEMBER 4, 2003 / 8:00AM PT

Operator: Good day everyone, and welcome to this Health Net third quarter earnings conference call. Just a reminder, today’s conference is being recorded. At this time, for opening remarks and introductions, I would like to turn the conference over to the senior vice president of Investor Relations, Mr. David Olson. Please go ahead, sir.

David Olson: Thank you very much. Good morning everyone. Certain matters discussed on today’s call will contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Cautionary Statements” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC, and the risks discussed in the company’s other periodic filings with the SEC.

Listeners are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of today’s call. Furthermore, anyone listening to this morning’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2002, and quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

What that out of the way, let me turn the call over to our CEO, Jay Gellert.

Jay Gellert: Thank you, David, and good morning. It is a pleasure to again report on another very solid quarter for Health Net. We’re making substantial progress on virtually every front. This progress is reflected in our excellent performance as we exceeded expectations with earnings per share from continuing operations of $.74, a 35 percent gain, or a 19 percent gain if you take out all the non-recurring items.

The Health Plan MCR dropped considerably, supporting further expansion in margins. We grew enrollment in a measured way, pricing with the market and carefully picking our spots. The systems consolidation effort is moving towards a mid-year ‘04 conclusion. We are bearing the costs of this effort through the P&L.

This quarter, we focused on reducing our claims in-house, and the dollar volume of claims on hand dropped by $35 million. These efforts, combined with open enrollment expenses, increased G&A. The claims paydown is essential to an effective conversion. We expect to see a further paydown of claims on hand in Q4. Let me quickly add that through the first nine months of the year, prior period restates have had a 1/10 of 1 percent effect on health care overall.

As good as our performance was, it was matched by a number of positive new developments in the quarter. First and foremost, we were honored to be awarded the new TRICARE North Region Contract. We believe this award represents a real vote of confidence for Jim Woys and the entire Federal Services team.

Second, on Friday we completed the sale of our Employer Services division to First Health for approximately $80 million, as adjusted for closing items. Third, we completed two new pharmacy relationships, which we spoke about in last quarter’s call – a claims processing rearrangement with Advance PCS, and a mail-order arrangement with Express Scripts. These will help lower our costs going forward.

Fourth, we won two new contracts for two counties in the California Medicaid program known as Medi-Cal. We look forward to ongoing participation in this program for many years to come. We know it has helped the state keep the program affordable, and we and other plans and the medical groups have all done a wonderful job serving this important population.

Finally, we entered into a settlement agreement in connection with the Superior litigation, which was initiated in 2000 relating to the sale of our workers’ compensation insurance business. The settlement created a loss of $89 million, after-tax.

Now, let me turn into some of the operational highlights for the quarter. We saw some enrollment growth in key segments, especially in California small group. These gains are coming, as we’ve said before, as California continues to consolidate, and the market responds to our efforts.

We’re pricing pretty much in the middle of the markets in which we operate. Our MCR is consistent with our expectations. We believe we’ve got the right products, and that we’ve improved our relationships with the distribution system and our customer service. At the same time, we’ve seen very solid gains in the key service metrics in recent quarters. All this adds up to a company positioning for the long haul.

In line with that, I’d like to reiterate our overall guidance of 3 to 5 percent annual unit growth. And that looks very reasonable based on what we already have on the books for January. Our confidence arises from some new large account sales in California – Raytheon and Caltech, some enrollment growth in the Wal-Mart account, and our generally favorable outlook in mid-market and small group.

As with most plans, we’re beginning to see some evidence of moderating health care costs trends, particularly in hospital and pharmacy. Our recent recontracting efforts and some ongoing moderation in inpatient and outpatient costs encourage us. On the pharmacy front, our pharmacy team has done an outstanding job, and we’re seeing the benefit of some increased generic usage and the OTC phenomena.

I know Marv is going to talk to reserves, but let me note that IBNR has remained constant between the second and third quarter, and has, in fact, grown by approximately 5 percent since the end of the first quarter. We did have an extra claims payment cycle in this quarter. And as I said before, we’re deliberately driving down inventory.

Let me touch briefly on TRICARE. The increased military activity has led to increased enrollment in TRICARE and to greater private sector utilization driving costs and revenues higher. We expect this trend to continue for the length of the current contract. This quarter’s profitability looks like a fairly good run rate going forward, but I wouldn’t be surprised to see some slight tightening in Q4, and that’s been included in our outlook. We will have more to say on the financial impact of the new contract once the various protests are resolved.

Looking to next year overall, we believe we can achieve an EPS increase of at least 15 percent in ‘04 compared with this year. This is consistent with our long-term goal. As we look at commercial premiums and costs for next year, they look to be slightly below this year’s trends. Through the first nine months of this year, commercial premiums are up 12.7 percent; health-care costs are up by less than 12 percent on a normalized basis.

For next year, our commercial premium yield expectations are currently between 11 and 12 percent, after buydowns, with commercial health care costs looking to come in around 50 basis points below that range.

A brief comment about Medicare. Our plans do not assume anything coming out of Washington. If a bill does pass with the House funding intact, we will benefit as some of our key counties will see some fairly significant increases. But since we assumed nothing will happen, we’ll be fine with the current book of business under the current law.

There’s a lot going on at Health Net, and there is some real excitement around our company. I believe our associates are energized, our leadership team is ready to seize the opportunities in front of us, and we successfully shed some of the old stuff and are now free and clear to go seek our future, a future of growth and higher returns for our holders.

Thank you for your time, and let me now turn the call over to Marv Rich.

Marv Rich: Thanks, Jay. Our focus this year is on long-term growth and efficiency. And our results for the first three quarters have demonstrated the progress we have made towards achieving our goals. First, I’ll give more details on the three transactions Jay just talked about. Then, I’ll go into the details of our operating results.

On October the 23rd, we announced that we had entered into a settlement agreement with Superior National Insurance Company, which requires us to pay $137 million for the litigation trust successor to Superior National. Settling claims related to litigation initiated in 2000 that arose from the 1998 sale of our workers’ comp insurance companies. Net of taxes, the loss was $89 million. And it is shown one the line as “Loss on Settlement from Dispositions” on our statement of operations.

We expect the $89 million net settlement will impact our cash from ops in Q4. So we are adjusting guidance for the full year to a range of $370 million to $390 million, which is approximately equal to our projected net income, excluding the settlement, plus depreciation and amortization.

On October the 31st, we received $79.5 million for the sale of Health Net Employer Services to First Health. We also received $14.8 million on the 31st for the previously announced sale of Health Net Vision and Dental. The cash from these two transactions is not part of operating cash flow.

On to results from continuing operations, which exclude the items just mentioned. The EBITDA margin reached 5.2 percent, up from 4.7 percent last quarter, and slightly ahead of last year’s Q3 margin. While the Health Plan MCR and government contracts ratio improved from last year, the administrative ratio did not. Health Plan MCR improved by 142 basis points from the second quarter, and by 67 basis points from last year. Our focus on growth in the small and mid-market group segments account for this improvement.

Small group and individual membership grew by 15 percent from last year, whereas group membership, excluding the 178,000 CalPERS members in Q3 of last year, stayed flat year-over-year.

The government contracts ratio increased by 103 basis points from Q2 to Q3 due to an early settlement of a Region 6 bid price adjustment in the second quarter. Our administrative ratio was 10.8 percent in Q3, or 50 basis points higher than Q2, and 29 basis points higher than Q3 of last year.

In Q3 of this year, we absorbed an additional cost of $3.4 million related to the sale of our two hospitals in 1999. We also, as Jay mentioned, increased our staffing in operations areas to keep our improved service levels high as we continue our systems and operation conversions and consolidations. Our depreciation expense declined by over 20 percent from last year, primarily due to the asset impairment we took in Q4 of 2002.

Our “One Company, One System” initiatives continue to make solid progress. Today we are exactly 60 percent complete with Health Net One. During the fourth quarter of this year, we will implement a common eligibility database, and we will have one provider database in Q1 of next year. These two common databases will provide us with the ability to have a national benefit plan. And early in the third quarter of 2004, we will convert California and Oregon’s claims systems to our Health Net One claims system.

Health Net One will lead to cost savings in our systems and operations areas of $30 million annualized, which is in addition to the $35 million in systems savings we already realized in 2002 versus 2001, and an additional $5 million in systems savings that we will realize in 2003 versus 2002.

Our earnings from continuing operations was $.74 for the quarter, which represented a 19 percent increase over Q3 of last year, excluding all one-time items. Operating cash flow was $80 million for the quarter compared to $289 million last year. And year-to-date cash from operations was $191 million versus $237 million a year ago.

As Jay mentioned, we had an extra claims payment cycle in September of this year of approximately $44 million, which explains the lower year-to-year amount. That’s a timing issue between Q3 and Q4.

Reserves decreased $88 million from Q2 to Q3 due to a $35 million decline in inventory, and an $8 million decrease in capitation payments, and due to that extra $44 million claims payment in September. Fees decline also account for the two-day decrease in days claims payable.

Next, I’ll comment on some additional key metrics, the P&L and balance sheet items. Investment income increased by $3.7 million from the second to the third quarter, primarily through a gain on the sale of common stock holding. Other income increased by over $3 million sequentially, as revenue from Health Net Employer Services rose. As previously mentioned, this division has been sold to First Health. Again, offsetting this one-time gain was the previously mentioned $3.4 million one-time expense related to the sale of the two hospitals.

Our debt-to-capital ratio was 24.5 percent, compared to 22.9 percent at the end of the third quarter last year. The increase in the ratio was primarily due to our stock repurchases, which lowered our equity. We’ve been better than our target level of 30 percent for seven consecutive quarters.

ROE was 23.4 percent, the fifth straight quarter we’ve been above our goal of 20 percent. Our capital expenditures were $14 million in the third quarter and $42.5 million year-to-date. We expect CapEx spending for 2003 to be in the range of $55 to $65 million.

The government receivable was $135.6 million at the end of the third quarter, an increase of $42.6 million from Q2. The increase was primarily due to higher risk-sharing revenues stemming from higher health care costs. As we expected, the deployment of reservists and military medical personnel directed more TRICARE-eligible beneficiaries into the private sector. We expect the receivable to be in the range of $100 to $125 million at year-end.

Finally, our cash and investment balances decreased by about $14 million from the end of Q2. We bought back 3.2 million shares during the third quarter. Since May 2002, we’ve repurchased 15.8 million shares at an average price of $26.67. Our diluted shares outstanding were 117.8 million in the third quarter of this year compared to 126.1 million in Q3 of 2002.

We continue to be well positioned to meet our goals this year and next year. We remain optimistic about 2004. We expect continued growth in membership driven by small and mid-market group segments, maintenance of our MCR, and long-term improvements in our administrative ratio. And we expect that our EPS growth will be at least 15 percent.

Thank you for listening, and now let’s take time for questions.

Questions and Answers

David Olson: Operator, if you’d set up the question queue, we would appreciate it.

Operator: Thank you, sir.  Our question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit one. We’ll proceed in the order that you signal us, and take as many questions as time permits. Once again, that is star - one to ask a question. If you are using a speakerphone, please make sure your mute button is turned off to allow your signal to reach our equipment.

We’ll take our first question from Bill McKeever with UBS.

Bill McKeever: Congratulations on the quarter. I had a couple of questions about the Health Net One conversion. You mentioned that you’ll be spending about $55 to $65 million overall in CapEx. I’m wondering if you can share with us how much might be related to the conversion, and where you think in ‘04 that CapEx might go?

And then you mentioned the changes in the database that you’ll be able to implement. It sounds as if you wanted to offer a national capability in the national employer market that you could become, perhaps, more aggressive in that area. Should I read that you might be looking at that as an opportunity for additional sales in the national employer market?

Marv Rich: Let me address your second question first. Yes, it will allow us to have a national health plan benefit. And then I’ll turn it over today to Jay to talk about how we might use that capability.

Jay Gellert: I think that the goal of the Health Net One project has been to give us product flexibility in the future. We hope that we will be in a position for ‘05 to offer national coverage for companies based in our core markets. But the flexibility of the system will significantly enhance our ability to offer product alternatives going forward.

Bill McKeever: Okay, great. Does the CapEx – as I look at ‘03, in ‘04 does that CapEx begin to come down, or should I look at it as about the same level, the $55 to $65 million?

Marv Rich: Same level.

Jay Gellert: I think that in ‘04 we’ll be – once we’ve completed Health Net One, we’ll be in a position to build enhancements like you were talking about here for products. And we’ll be anticipating the same level of capital expenditure.

Bill McKeever: Okay, and then just a quick follow-up on the Medi-Cal business. You mentioned going into the two new counties. Just a little detail in terms of number of lives that it will involve? And what happened on the reimbursement front there, and not just now, but going into ‘04? Thank you.

Jay Gellert: There are about 60,000 new lives that will be added in two Central Valley counties. At this point, there was a small reduction in reimbursement as a result of a budget passed last year that was effective October the 1st. We don’t have any additional information on what will happen going forward, but it’s always important to remember, California is 47th in the nation in per capita Medi-Cal expenditures. And a lot of the reason is this managed care program. And so I think we’re confident that there won’t be precipitous reductions in the program going forward, and that we can manage it successfully on a going forward basis.

Bill McKeever: Okay, great. Thanks very much.

Operator: Just a reminder that it is star, one to ask a question. We’ll now hear from Matthew Borsch of Goldman Sachs.

Matthew Borsch: Good morning. My two questions both relate to pricing. And the first is if you can comment on off-line comments that I’ve gotten from some of your competitors, both public and non-public, that have pointed to Health Net as pricing aggressively – according to them – in the Southern California small group market, where, of course, you’ve also been growing enrollment quite rapidly, although I understand that’s off a relatively small starting enrollment base? How should we think about these comments? And there have been some, although, less significant relative to the New York market as well.

Jay Gellert: Do you have a second question or is –?

Matthew Borsch: Well, my second question is really related to the first. The commercial premium yield and the medical cost trend both declined by a couple hundred basis points from the prior quarter. And I’m just trying to understand – so the net result was a good one. But I’m just trying to understand the timing of your pricing adjustments. How do you know that your – do you know at the time that you’re adjusting your pricing downwards that you’ve realized the lower medical cost trend at that point?

Jay Gellert: Let me answer your second question first, because I think it will open the door to the first question. The reduction in premium growth is a phenomena of two things totally unrelated to markets in which we’re growing. It’s primarily the result of the Connecticut State Employees eliminating the pharma benefit, which was a $50 PMPM benefit, and that renewed beginning in Q3 ‘03. So that, combined with the change in our business model in Arizona from large group HMO to PPO, is the reason for the premium change.

If you look at California, for example, the premium increase is well north of that. It’s in the 13 to 14 range on a year-to-year basis. It’s a result of those two other phenomena that bear no relationship to the small group market, or the points you’re raising.

With regard to the other point, we consistently say that small group rates are filed. So I think when you look at the filings which we’ve done, it really affirms that we’re right in the middle of the market in Southern California. There’s a timing issue with one competitor that they’ve also spoken to. With the other competitors, in fact, we stand pretty much right in the middle. So I think it’s best to look at the data, not look at off-line conversations.

Matthew Borsch: All right. That’s fair. Just on the medical – on the first question if I could ask as a follow-up. Did the contract change in Connecticut and the Arizona market change both impact medical cost trend by about the same amount?

Jay Gellert: Yes. Yes. So that if you look at the spread that you see there, it’s the same spread pretty much across the board. But it’s off a higher base in the California and New York markets, and off a lower base in Connecticut and Arizona for the reasons I articulated.

Matthew Borsch: Got it. Thank you.

Operator: We’ll now hear from Joshua Raskin with Lehman Brothers.

Joshua Raskin: Hi, thanks. Quick question. Two quick questions on the model, actually. The first one is the TRICARE impact. Assuming, I guess, it is a 4Q type of implementation or transition, I guess assuming no appeals are successful etc., and we get what we’ve been awarded at this point, what’s the impact on the income statement there? And then also what is the run rate for the businesses sold to First Health, just in terms of top-line impact?

Jay Gellert: You’re speaking to basically Q4 ‘04?

Joshua Raskin: Right.

Jay Gellert: I think – and we need to finalize this. And I think probably, if you give us a little more time, I think we can deal with it in a better way. But it is roughly – we’ll get you the specific details on that. We’re just going through the final budget process as it relates to ‘04, and looking at more detail on the contract.

Marv Rich: To the second question about Health Net Employer Services, their revenue line is in other income of $53 million for the year. That’s an annualized year. And we’ll stop reporting it as of the first of November of this year.

Joshua Raskin: Okay, and that was in the other income?

Marv Rich: Yes. And the G&A expenses was $47 million on an annualized basis.

Jay Gellert: So the cost related to Health Net One is shown on our overall G&A line.

Marv Rich: Not Health Net One, but Health Net Employer Services.

Jay Gellert: Health Net Employee Service, I’m sorry.

Marv Rich: And then while we are there, it would probably be helpful for Health Net Dental and Vision – again, the premium was at $76 million, and G&A cost at $18 million, and claims cost at $52 million. That is an annualized basis again.

Joshua Raskin: Okay, those are all annualized for 2000.  Alright, that is helpful. And then –

Marv Rich: Just before I leave that, the revenue line runs through health plans revenue.

Joshua Raskin: For the dental and vision?

Jay Gellert: Yes.

Joshua Raskin: Okay, that makes sense. The days claims payable, I think you guys have mentioned payment just in anticipation of the consolidation of the systems. Should we expect a bounce back a day, sort of a one day increase maybe in the fourth quarter? Or are these new levels sort of the sustainable level that you guys want to go ahead, going forward, and therefore we should think about it as a flat type of number?

Jay Gellert: Well, there are two different issues. About 51, the cap payable and the claims payable number Marv spoke about relate to a fifth Tuesday of payment – an extra payment in a quarter. This quarter had an extra payment. Next quarter we’ll have an average number so it will stay at the same level. In ‘04, we have to look at the quarters, but since we have this Tuesday payment cycle, it’s possible it will kick back up when you have a four-payment month. So that’s one piece, that one variable in terms of these. We’re at the lowest payable level right now. It will be at that same level in Q4. In some of the quarters in ‘04, it will go up.

In terms of the claims on hand, I think our goal would be to bring that down some more, not significantly more, but to some degree. And we’ll, I think, have a better reading on that and be able to articulate that more clearly in the next month or so, as we continue with the implementation of Health Net One. The IBNR, though, will come up some as we go into Q4. So I think that that’s the balance that will be – the reserves will reflect.

Marv Rich: One more complicating event will be we’ll be implementing a new cash disbursement system, where instead of doing just one professional check write a week and one institutional, we will be spreading them out through the week on the most optimum basis in ‘04. And we’re modeling that right now, so we should get less variability going forward. But I can’t tell you specifically, because we haven’t got the models completed yet for ‘04. But we won’t have this kind of a spike thing with a fifth Tuesday in ‘04.

Joshua Raskin: Got it. Okay. I think I got all of that. And then just a last quick question, a little bit nitpicky, but there was a 17,000-member decline in the Medi-Cal program in the quarter. Was that just changes in eligibility or was there –?

Jay Gellert: In Los Angeles County, they’ve been going through a process of cleansing the rolls, and they do this every once in awhile. And it was a combination of that and some slight stability on the unemployment economy side.

Joshua Raskin: Some stability?

Jay Gellert: Yes, yes. The economy seems to be – the decline seems to be flattening.

Joshua Raskin: Okay, that’s helpful. Alright, I’ll get back in the queue.

Operator: And as a reminder, that is star-one to ask a question. We’ll now hear from Christine Arnold with Morgan Stanley.

Christine Arnold: Good morning. My first question is you said that hospital and drug trends moderated in the quarter. How much of this is due to recontracting on the hospital side versus the new drug contract? And how will that change ‘03 to ‘04? And what is the utilization versus pricing impact? And then you can you quantify how much those improved? And then I have a follow-up.

Jay Gellert: As if that isn’t enough? No. I think what we’ve said was we see some evidences of moderation. The point you’ve made I think is valid. What we’re really doing is saying what we see as we look to ‘04 on the hospital side. It’s different on the Rx side. On the hospital side, I think that it’s all on unit costs. We’re really not seeing a change in utilization. And I think that we could anticipate a 2-300 bp improvement on the hospital trend in California, probably less so outside of California.

With regard to Rx, the moderation has existed basically throughout the year as a result of the OTC and some of the other things going on. And so we don’t anticipate further moderation on the Rx side. In fact, we may see some pickup because of specialty pharmacy. But it’s been brought into the mid-single digits, and so we don’t seeing it going any further down as we look to the future.

So the different phenomena are – in terms of pharmacy, it’s already happened and it’s already built into the trend. In terms of hospital, it hasn’t happened yet. It’s the result of renegotiations on the unit cost basis, and it will be reflected in a reduced hospital trend in ‘04.

Christine Arnold: Where do you see that hospital trend going from and to?

Jay Gellert: Right now, we’re north of 15. I would think that we’d see it in the 12 to 13 range as we enter ‘04. (inaudible) I’m sorry.

Christine Arnold: I’m sorry. Is that in- and outpatient combined, or is that just in?

Jay Gellert: That’s in and out.

Christine Arnold: In and out. Okay. And then next question, what did you spend in the SG&A line on Health Net One? And how do we think about the incremental Health Net One expenses in your SG&A in ‘03 versus where they’re going in ‘04? And that’s my last question.

Marv Rich: Let me start with ‘02. In ‘02, just on the information technology expenses, we reduced them from ‘01 by $30 million. That’s just in the systems department. And that’s while we were doing Health Net One. And the reason for that is we had five separate data centers. We consolidated those data centers. And we had over a thousand different projects for 164 systems that, as you recall, we wrote off the $40-some million in Q4 of ‘02, because we are banding those systems, and we’re accelerating the depreciation on other systems that we’re replacing as a result of Health Net One.

This year, information systems expenses are $5 million less – will be in total – than in 2002, at the same time, again implementing Health Net One. And we see further reductions in the second half of ‘04 in information technology, and then other reductions in the operations department as well as in the health plans.

Christine Arnold: So if we think about the $5 million reduction in ‘03, that’s offset by some incremental spending which you said you had this quarter?

Marv Rich: Correct.

Jay Gellert: And we think that the G&A, as we look at ‘04 against ‘03, will improve by about 50 bps, less at the front end of the year, more towards the back end of the year. And that will all be as a result of operational, primarily operational savings and the elimination of some of the “preparation” costs for our very effective consolidation.

Christine Arnold: Okay. So it’s 50 basis points off the SG&A ratio, not SG&A like the growth rate expense?

Jay Gellert: That’s right. Off G&A. We separate S, because S is driven more off the premium top line. I’m speaking only of G&A.

Christine Arnold: Perfect. Great. Thank you.

Jay Gellert: You’ve never said “perfect” before.

Operator: And as a final reminder, that is star-one to ask a question.  We’ll hear from Charles Boorady with Smith Barney.

Charles Boorady: Hi, good morning. Just a few quick questions. First, on the $8 million capitation payment, when did that payable hit the balance sheet, and for what period of time did it relate to?

Jay Gellert: It’s a payable, not a payment. And it’s just the result of, again, getting some of our payments out before the end of the month, rather than at the start of the month. It is like – the difference between the 30th and the 2nd in terms of getting some capitation out.

Charles Boorady: That $8 million was just a timing difference?

Jay Gellert: That’s right. And it is a balance sheet entry that had no effect on profitability.

Charles Boorady: Okay. And is there something unusual about that, because the capitation payments are typically at the beginning of the month, as I understood, or yours have generally coincided with the end of the quarter?

Jay Gellert: That number, quite frankly, has changed by $10 million, partially depending on when the Medi-Cal payment comes. And there are a whole series of things like – in our Medi-Cal contracts, we pay after we receive. So we received earlier this year – this quarter. Remember, we received late last quarter.

Charles Boorady: Got you. So should we see that bump up then by that amount next quarter?

Jay Gellert: No, I think it will be constant more at the existing level.

Charles Boorady: Okay. Next question. The enrollment guidance for 3 to 5 percent. Is that organic and sort of a long-term number, or is that what’s baked into ‘04 guidance for earnings?

Jay Gellert: I was speaking to ‘04. Our broader anticipation would be to seek that organically going forward. But I think the comment that I made was related specifically to ‘04 based on what’s already pretty much booked in our anticipation for that year.

Charles Boorady: I see. And does that imply share gains when you compare that to the expected employment growth in your markets? And if so, can you just give us color on how you’re gaining share?

Jay Gellert: I think it would probably have some share gain, but I don’t think it’s all that significant, again. Because when we talk about 3 to 5 percent growth in California, for example, where we have 1:6,1:7 of commercial members, we’re talking about 80,000 people in a state of 34 million.

Part of it is a result that Southern California, where we’re selling, is really still growing in the small group market. Part of it still is the result of consolidation. From my reading of the other large plans in the state, they’re also seeming to grow some. So I think it’s more taking it from smaller competitors. Taking it from non-managed players as companies deal with some of the cost issues out there, and some growth opportunities in the Southern California market.

Charles Boorady: I see. In terms of pricing, I just want to make sure I understood your comment on pricing in the middle of the range of where your competitors are. Was that a California-related comment, or was that nationally? And I’m curious where your relative pricing stands in the Northeast, metro New York in particular?

Jay Gellert: I think we have some good data there too. And again, when we look at it, it seems like we’re pretty much in the middle there too. I think there are a few instances where employers are selecting a less full Manhattan provider network, which is our situation. Some of the other competitors, in fact, compete with a better Manhattan network, and as a result, we can offer a lower price with a less full network. So it is not really comparing apples to apples.

Charles Boorady: Got it. That makes sense.

Jay Gellert: But if you look at the rest of the market with that exception, and as we talked about this issue, I think that’s where we found the biggest disparity, where we’re selling to someone who is looking for a less complete Manhattan network. And in those cases, in a few instances, they price differently. But in the rest of the market, we see ourselves really pretty profoundly in the middle.

Charles Boorady: There are a couple of big competitors in that market that had med loss ratios significantly below your aggregate commercial med loss ratio. What would you say is a reasonable target med loss ratio for your commercial business in the Northeast to earn a good return?

Jay Gellert: I think that there are some people who have some brand equity and have some opportunity, and I think they’re sustaining bigger margins than ours. We think that the med loss ratio we’re showing is a reasonable one in the marketplace. And there are instances where I think people have higher margins.

I think one of the things we’ve said on calls before is the greatest defense against the cycle is to have every part of your business profitable, and not have arbitrage margins on which your relying. And so we’ve tried to build the business with a more consistent MLR, as you’ve articulated.

Charles Boorady: So you don’t need – not to put words in your mouth, but you don’t need a(n) 80 percent med loss ratio to earn your equity cost of capital in that marketplace? So your admin costs are kind of in line there?

Jay Gellert: Yes, that’s right. That’s fair. I also think that we feel better with our whole book being profitable and not having to take a 79 or 80 in one place to compensate for an 85 in the other or worse. That was the whole logic of separating from PERS.

In the case of PERS, we had this cross-subsidization which made it so we had to seek those higher margins in order to be economic. And we felt that particularly over the long haul that that’s a dangerous position to be in.

Charles Boorady: Everyone’s contract data is proprietary with hospitals, physicians. But is there any way we could get a sense for your cost structure here versus your bigger competitors?

Jay Gellert: Here being –?

Charles Boorady: Here where I am, sorry. You can’t see me now, but I’m in metro New York. Because the other part of that equation is, do your bigger competitors have a cost advantage allowing them to get a lower loss ratio even with comparable pricing? Can you give us any color for that? Do you have any intelligence as to how their contracts look versus yours? How your cost structure compares?

Jay Gellert: Well, first of all, any intelligence to myself is probably excessive, but –

Charles Boorady: (laughter) That’s perfect, Jay.

Jay Gellert: I would say that outside of Manhattan that we don’t see wide variability in underlying costs. There may be some differentials in Manhattan. And I think they’re more along the lines of people who are able to offer fuller networks at a more economic rate. And as we’ve said all along, we’re building into that, but that we’ve been careful to not unduly expand our network in order to generate head-to-head sales when we wouldn’t be economically competitive. So if there is any area where I would think there may be some competitive issues on the pricing side, it’s in that area.

And I think that the point is, we’re coming off such a small base that 10 or 15,000 member change means a lot to us. It doesn’t mean a lot to our larger competitors. So we can more pick and choose in our sales.

Charles Boorady: Last question on specialty, just because the news wire crossed on Safeguard and that relationship. Is that dental only, or is that vision as well? And can you talk about the prospects there, any new initiatives to cross-sell, or how that relationship might help you grow that business?

Jay Gellert: I think the key point is we faced the issue of investing significantly to expand our vision and dental business, or using that money for some of the other product initiatives that we’ve been talking about – systems initiatives. We concluded that this relationship will allow us to provide a quality side-by-side product, and there’s a different relationship in vision, and give us economic return from cross selling. And that that was better than making a major investment to get into this business, particularly in a state like California where there’s such large players.

Charles Boorady: Is there new distribution that comes with that, or are you using your own sales force for that? Or how is that –

Jay Gellert: There’s new product that will be available for our sales force, plus some collaborative distribution with the acquirers.

Charles Boorady: I got you. Thanks for clearing that up, and congrats on the quarter.

Jay Gellert: Thank you.

Operator: Moving on, we hear from Ed Kroll with SG Cowen.

Ed Kroll: Good morning. I wonder if you could give us an update on your joint venture with Kaiser where you were seeking to capture some of the CalPERS members that were leaving some of the municipalities or other state agencies? Just an update on that, and then I’ve got a quick follow-up.

Jay Gellert: That venture has moved slowly so far. The public agencies, I think, were slow to make fundamental changes this year because, not surprisingly, California was in a somewhat chaotic state in terms of a lot of governmental issues. Where it’s been applied, it’s worked really well, and we’re optimistic for ‘05. But it was slow in getting off the ground in ‘04 because of budget issues, because of a whole raft of issues that made it so that the public agencies couldn’t focus as completely on this issue.

Ed Kroll: Okay. So we will stay tuned on that one? (inaudible) Jay, 3 to 5 percent units growth in ‘04?

Jay Gellert: Yes.

Ed Kroll: How about on the commercial front? If we exclude the Medi-Cal –

Jay Gellert: That’s commercial, Ed.

Ed Kroll: Oh, just commercial.

Jay Gellert: Yes, that was our commercial guidance.

Ed Kroll: How about all in?

Jay Gellert: I think we’re going to have to – I don’t even think we’ve completed that analysis. At this point, our basic presumption is that Medicare would be relatively flat, although that could change on a moment’s notice. And that Medicaid would be down slightly, but that would be, I think, before – that was before we added in the effects of some of these new contracts, which we’re still working through.

So I think we can give you a more complete analysis in the next month or so of those two issues. But right now Medicare flat, Medicaid down slightly, except for the new contracts, would be a good assumption.

Ed Kroll: Okay. And then one other thing. You mentioned a payment or payments relative to the hospitals you sold in Southern California, three or four years ago?

Jay Gellert: We took back a note that’s part of that process, and we wrote the note down this quarter. And we included the costs of writing a note down, which was $3.4 million, in G&A.

Ed Kroll: Got it. So your G&A run rate, and you mentioned a one timer at the net investment income line. So your run rates in both of those are about $3 million lower than –

Jay Gellert: Yes, exactly. There were one time of about that amount on both sides. And the pickup in other income that was related to Health Net One was compensated by expenses in G&A also.

Ed Kroll: Got it.

Marv Rich: Health Net Employer Services.

Jay Gellert: Health Net Employer Services.

Ed Kroll: Thank you.

Jay Gellert: Thanks.

Operator: Moving on, we hear from David Shove with Prudential.

David Shove: Good morning. Just sort of briefly, Jay, you made a comment, and I think this was relative to Medi-Cal, but it may have been the overall sort of employment picture environment, that the decline seems to be flattening. And Charles did a pretty good job of trying to drill into your specific competitive position, so I’ll leave that be.

But I’m just wondering overall if you can give us a sense for – we sort of see that enrollment gains are maybe getting a little harder to come by in general in the industry. And I’m wondering if you could characterize both your western and the northeastern markets in terms of small group and large group, and how you see various players, maybe not specifically, but just how you see competitors reacting to that dynamic?

Jay Gellert: I think that the Northeast is a tougher market than California in terms of the economics of today. Partially because California is so large and has so many niches that with focus and being a player that’s here all the time. And there are some other ones who are also growing effectively, there are some real opportunities.

So I think that the California picture is – there’s some more opportunity. I also think that California is a tale of two states, that Southern California remains pretty buoyant; not nearly the way it was in the ‘90s, but it’s a solid economy. I think Northern California still has some fairly fundamental economic problems. So when we look at California, I think our view is that if you’re talking about finding 80,000 members among 34 million people in this kind of a market, that that’s not an overwhelming challenge.

In the Northeast, I think that there is some – there’s less economic buoyance. And I think our view is that we have to prepare in our guidance to be in a position to have flat growth in the Northeast. We can’t count on growth in the Northeast. If there is some opportunities where we can write some business because we have a specific niche opportunity in a small group situation or something like that, that that’s good that we are de-emphasizing our slice business in the Northeast.

But that at this time, I don’t think that the competition is – I think people are being smart. I don’t think people are conceding margin in the Northeast. But I think that we all have to be prepared for flat growth for the next 12 months in the Northeast.

Now, when you’re relatively small, a few opportunities can change that dramatically. If you’re larger, it’s harder to do that. But I think at this point we think that everyone is being fairly prudent in the Northeast. That everyone is being reasonable in California, but that California has more opportunities.

Arizona and Oregon, quite frankly, we’ve got – the business is stabilized. They’re off small basis, but there seems like there are some good growth opportunities there, and the market seems pretty sound. So I think that given where we are now, that would be my view of the situation in our markets. There’s at least some initial evidence of a recovery coming. I don’t think anyone has factored that into their statements, and it’s clearly not factored into mine, but that’s where I think we see it right this minute.

David Shove: Is there any difference in color between large group and small group?

Jay Gellert: I think that in small group it’s a matter of having built distribution relationships. It’s a matter of having built products. And there are some opportunities, I think, that come to people who have been engaged in it on a consistent basis for a longer period of time.

I think in the large group market that there’s probably a situation where there are fewer players. And it’s more almost what the individual large group employer is looking for in the way of product that defines the competitive situation. We were just fortunate this year that a few large employers were looking really at products that more are in our sweet spot, and that allowed us to succeed.

I think that we’re somewhat encouraged that to some degree people are saying employers are going more towards self-insurance, which is true. But does that are moving – who aren’t going toward self-insurance are going towards more managed product. And that’s where we compete. Even in the face of some increased self-insurance, I think there are more opportunities for us.

The people who are in the middle, who weren’t even an opportunity for us, seem to either be moving left or right, and that seems to be favorable for us.

Operator: Moving on, we hear from Carl McDonald with Banc of America.

Carl McDonald: Thank you. Could you comment on the enrollments you have already signed up for January 1st, and also remind us how much the book renews in the first quarter?

Jay Gellert: About 56 percent renews in the first quarter. As I recollect, but I could be off plus or minus 2 or 3 percent. Marv’s checking on it, to see if I’m right. Right now our 3 to 5 percent guidance is built on what we think will be a solid Q1 in terms of growth. We can’t give you exact numbers because things haven’t closed, but I think that – we’re of the view that, particularly in California, that we’ll get a good head start that will at least be proportional in terms of our target.

Marv Rich: Q1 commercial 47.6 percent, large group 56.9, small group 26.5.

Jay Gellert: That was my 56. It was 56 for large group and overall 47.

Carl McDonald: Got it. Thank you. And then separately could you also let us know what the free cash at the parent was as of September 30th and any dividends you expect from subsidiaries in the fourth quarter?

Jay Gellert: Let us give you – let us check on that and give you the exact numbers.

Carl McDonald: Thank you.

Operator: We’ll now hear from John Rex with Bear Stearns.

John Rex: First, just a follow-up on the last question. Realizing that much business – a lot of business hasn’t finalized yet, can you tell us how much in membership has finalized as of now for January 1?

Jay Gellert: Let us get you that exact number. I’d say about 40 percent, but let me confirm that.

John Rex: 40 percent. And in using your guidance of how your book typically renews, I am using the 3 to 5 percent. We can think of it that way?

Jay Gellert: Yes.

John Rex: Okay. Any significant outstanding bids still? I would assume the large ones are all done at this point and it would be fairly small?

Jay Gellert: Yes, I don’t think there are any significant outstanding bids that we’re waiting on for January 1.

John Rex: Did you pick up any municipal accounts on your own for January, exclusive of the Kaiser agreement that would (inaudible)?

Jay Gellert: I believe that in total we picked up about eight or 10 accounts. But let us confirm that for you.

John Rex: Okay. Municipal accounts, right?

Jay Gellert: PERS municipal accounts is what you’re asking, right?

John Rex: Yes, PERS municipal accounts and exclusive – something that’s outside of the Kaiser joint venture.

Jay Gellert: Yes, I believe that was the number, but we will confirm it for you.

John Rex: Also, I wonder if you can just help us think a little bit about going to Medicare. And have you modeled out the scenarios, that at least on the existing, under the House Medicare proposal, how the ‘04 rate relief that’s proposed would impact the profitability that you’ve currently modeled for your M+C business? And obvious it would be better, but how significantly better do you model that to be?

Jay Gellert: At this point, this bill has bounced around so much, I just don’t think we’re comfortable even giving an order of magnitude. We, first of all, are not even totally clear what the House bill is going to end up – how it’s going to end up. But then secondly, people may make adjustments based on the House bill. And in fact we may make some adjustments in some of our benefits as a result of some of the stuff that is presented. So I think we’re studying that now. And I think it would be premature to come up with a specific number, or even an order of magnitude.

John Rex: Maybe I’ll put it this way then, when you look at the House proposal in terms of just the rate increase that it implies for L.A. County, what are you computing as the rate increase if you go under the House proposal?

Marv Rich: Now that’s a great question. I recollect the number was $9, but I’m not sure.

John Rex: An extra $9 you’re saying?

Marv Rich: That’s what I recollect, but if I’m right it would be a pretty special thing, because I’m not sure – I’m not entirely sure, but I think that was the number.

John Rex: Okay. Could you talk a little bit about on how you plan on leveraging the First Health relationship that you entered into? Are you leveraging that now? Is that just something to have in your back pocket? Should you get these kinds of bidding opportunities, or how do you view that right now?

Jay Gellert: I think that we’ve been able to show large employers that in the states we are in where we’re deep, that we can offer – we offer a real competitive alternative for them. I think what we want to do is be able to accommodate their out-of-state people, particularly when they are disproportionately in one of our key markets. And I think that is an opportunity that we think that this will afford us.

John Rex: Is or anything that you have now that rolls to it, or is this just all future –

Jay Gellert: No, we have some business now that rolls to it. And we have some additional opportunities that we are even exploring right at this moment.

John Rex: Okay. Is it meaningful in terms of what’s rolling to it right now? Does that impact your cost position on those accounts very much?

Jay Gellert: It will help us some, but right now I wouldn’t say it would be, as we would say, kind of radically determinative, but it offers us some opportunities going forward.

John Rex: Okay, just to clean up here. Will your other income line go away completely in ‘04? Will you still show that line?

Jay Gellert: I think we still have a few things in it. I think we have – .

Marv Rich: Very small.

Jay Gellert: But very small.

John Rex: But you’ll continue – your plan is to, even though it’s going to be down just a couple of million dollars or something like that, you’re going to keep that?

Marv Rich: Yes.

John Rex: Okay, great. Thank you.

Jay Gellert: Thank you.

Operator: We do have time for one last question and it is a follow-up from Matthew Borsch with Goldman Sachs.

Matthew Borsch: Just a follow-up on the question of sustainable med loss ratio in the New York City market, or in the Northeast area. Just to be clear, when you look at that, if you were looking just at your small group book of business, where would you look for a sustainable ratio to be if it were that business alone?

Jay Gellert: Are you talking about New York only or the entire market?

Matthew Borsch: Well, let’s say New York only.

Jay Gellert: Give me a second here. I have that right in front of me. Somebody knew you were going to ask this question.

Marv Rich: Do I have it for the small group broken out. What page is this on?

Jay Gellert: Since this is the last question, we can do a little study here.

Marv Rich: I don’t want to give the wrong answer.

Jay Gellert: I know the New York numbers were – let us get back to you on it, because we have it here and we can get it to you.

Matthew Borsch: Suffice to say, it would probably be something well below 80 percent?

Marv Rich: Yes. In fact, I think we found it. Here, let me give it to you.

Jay Gellert: In the New York market it would be – as we look at Connecticut and as we look at New Jersey, it would be a little higher, but in the New York market itself it would be below 80.

Matthew Borsch: Okay, thank you.

Operator: That does conclude the question and answer session. Mr. Olson, do you have any concluding remarks?

David Olson: No, just to thank everyone for joining the call. And we’ll see you sometime around the second week of February to talk about year-end.

Jay Gellert: Valentine’s Day.

David Olson: Valentine’s Day. Thank you.

Jay Gellert: Good-bye.

Operator: That does conclude today’s conference. We thank you for your participation.